Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
March 2, 2005

PEABODY ENERGY (NYSE: BTU) ANNOUNCES TWO-FOR-ONE STOCK SPLIT

ST. LOUIS, March 2 – Peabody Energy announced today that its board of directors has authorized a two-for-one stock split on all shares of its common stock.

The stock split will entitle all shareholders of record at the close of business on March 16, 2005 to receive one additional share of Peabody Energy common stock for every share held on that date. The additional shares will be distributed to shareholders in the form of a stock dividend on March 30, 2005.

Peabody Energy has approximately 65 million shares outstanding. Upon completion of the two-for-one split, Peabody Energy will have approximately 130 million shares of common stock outstanding.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2004 sales of 227 million tons and $3.6 billion in revenues. Its coal products fuel more than 10 percent of all U.S. electricity and 3 percent of worldwide electricity.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. For detailed risk factors, please refer to the company’s filings with the U.S. Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the company.
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